UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 10, 2014
KAISER ALUMINUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52105	94-3030279
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27422 Portola Parkway, Suite 200
	Foothill Ranch, California	92610-2831
	(Address of Principal Executive Offices)	(Zip Code)

(949) 614-1740
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 10, 2014, Kaiser Aluminum Corporation (the "Company") and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the "USW") entered into an agreement (the "Waiver") under which the USW agreed to permit the Company to increase the number of authorized members of the Company's board of directors (the "Board') from 10 to 11 through the Company's 2015 annual meeting of stockholders without increasing the number of directors to be nominated by the USW pursuant to the terms of the director designation agreement, as amended (the "Director Designation Agreement"). As previously disclosed, the Director Designation Agreement provides the USW with the right to designate for nomination the minimum number of candidates necessary to ensure that, assuming such candidates are elected by the Company’s stockholders, at least 40% of the members of the Board immediately following such election are directors who were designated by the USW.

The preceding description of the Waiver is a summary and is qualified in its entirety by the Waiver, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2014, the board of directors of Kaiser Aluminum Corporation (the "Company"), upon the recommendation of its Nominating and Corporate Governance Committee, increased the number of authorized members of its Board from 10 to 11 members through the Company's 2015 annual meeting of stockholders and appointed L. Patrick Hassey to fill the vacancy on the Board resulting from the increase of authorized members of the Board.

Mr. Hassey, 68, served as chairman and chief executive officer of Allegheny Technologies Incorporated, a global leader in the production of specialty materials for the aerospace, chemical and oil and gas industries ("ATI"), until he retired in May 2011. He was elected to ATI's board of directors in July 2003, appointed as ATI's president and chief executive officer in October 2003, and became chairman of ATI's board of directors in May 2004. Mr. Hassey served as ATI's president until August 2010. Prior to October 2003, Mr. Hassey was an outside management consultant to ATI's executive management. Before joining ATI, Mr. Hassey served as executive vice president and as a member of the corporate executive committee of Alcoa from May 2000 until his early retirement in February 2003 and as executive vice president of Alcoa and group president of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as executive vice president of Alcoa and president of Alcoa Europe, Inc. from 1998 to 2000. Mr. Hassey is also a member of the board of directors of Ryder Systems, Inc., a global leader of transportation and supply chain management solutions, where he is chairman of the compensation committee and a member of the corporate governance and nominating committee, and of Alpha Natural Resources, one of America's leading producers of coal, where he is a member of the audit committee and the compensation committee.

Mr. Hassey will serve as a Class III director and will hold office for a term expiring at the Company's annual meeting of stockholders to be held in 2015 and until his successor is elected and qualified.

Mr. Hassey will receive the standard compensation provided to all of the Company’s non-employee directors. The standard compensation paid to non-employee directors includes an annual cash retainer, an annual grant of restricted stock, meeting fees and expense reimbursement. Mr. Hassey's annual cash retainer and annual grant of restricted stock for 2014 to 2015 will be prorated to reflect service on the Board of less than one full year prior to the next annual meeting of stockholders.

A copy of the press release announcing the election of Ms. Martin is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
10.1	Letter agreement dated August 19, 2014.
99.1	Press release dated September 11, 2014.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)

By:	/s/ Cherrie I. Tsai
Cherrie I. Tsai Assistant General Counsel and Corporate Secretary
Date: September 11, 2014